FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-02

-----Original Message-----

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]

Sent: Tuesday, February 23, 2016 5:04 PM

Subject: ★PRICING DETAILS - A4★ $800.1MM JPMBB 2016-C1 **PUBLIC CMBS**

JPMBB COMMERCIAL MORTGAGE SECURITIES TRUST 2016-C1 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2016-C1

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL INC.
CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL INC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	MOODY'S/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS (MDY/FITCH/KBRA)	SIZE ($MM)	WAL (YR)	CERT C/E	SPRD	YLD%	CPN%	$PX
A-1	Aaa/AAA/AAA	29.181	2.80	30.000%	S+80	1.6764	1.6947	99.9998
A-2	Aaa/AAA/AAA	95.864	4.83	30.000%	S+90	2.0020	2.6684	102.9998
A-3	Aaa/AAA/AAA	44.513	6.83	30.000%	N/A	N/A	N/A	N/A
A-4	Aaa/AAA/AAA	175.000	9.70	30.000%	S+164	3.1964	3.3106	100.9994
A-5	Aaa/AAA/AAA	317.480	9.81	30.000%	S+166	3.2242	3.5761	102.9993
A-SB	Aaa/AAA/AAA	53.301	7.17	30.000%	S+150	2.8484	3.3158	102.9997
A-S	Aa3/AAA/AAA	58.760	9.83	24.250%	S+205	3.6162	3.9704	102.9996
B	A3/AA-/AA-	58.760	9.88	18.500%	S+340	4.9694	WAC	98.8766
C	NR/A-/A-	47.263	9.92	13.875%	S+465	6.2223	WAC	89.8576

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$880,122,000
NUMBER OF LOANS:	50
NUMBER OF PROPERTIES:	110
WA CUT-OFF LTV:	61.4%
WA MATURITY LTV:	56.1%
WA U/W DSCR:	1.65x
WA U/W NOI DEBT YIELD:	9.9%
TOP TEN LOANS %:	58.9%
WA TERM TO MATURITY (MOS):	110
WA REMAINING AMORTIZATION TERM (MOS):	350
WA SEASONING (MOS):	2

LOAN SELLERS:

JPMORGAN CHASE BANK, N.A.(43.2%)

BARCLAYS BANK PLC (41.4%)

STARWOOD MORTGAGE FUNDING II LLC (8.4%)

REDWOOD COMMERCIAL MORTGAGE CORPORATION (7.1%)

TOP 5 PROPERTY TYPES:

OFFICE(36.4%), HOTEL(19.1%), MULTIFAMILY(14.7%), RETAIL(10.8%), SELF STORAGE(8.8%)

TOP 5 STATES:

NY (25.3%), FL (14.7), TX (10.8%), MI (6.6%), NC (5.8%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
SENIOR TRUST ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	EIGHTFOLD REAL ESTATE CAPITAL, L.P.

DOCUMENTS & TIMING
PRELIMINARY PROSPECTUS, TERM SHEET, ANNEX A:	ATTACHED
ANTICIPATED SETTLEMENT:	ON OR ABOUT MARCH 15, 2016

RECORDED PRESENTATION:	AVAILABLE

JPM SPG SYNDICATE CONTACTS	BARCLAYS SYNDICATE CONTACTS
ANDY CHERNA 212-834-4154	BRIAN WIELE 212-412-5780
MICK WIEDRICK 212-834-4154	KENNY ROSENBERG 212-412-5780
JENNIFER KORNBLAU 212-834-4154	MARK LACERENZA 212-412-5780

JPM CMBS BANKING CONTACT	BARCLAYS CMBS BANKING CONTACT
KUNAL SINGH 212-834-5467	DAN VINSON 212-528-8224
DWAYNE MCNICHOLAS 212-834-9328	LUKE ADOVASIO 212-526-5248

JPM CMBS TRADING DESK CONTACT	BARCLAYS CMBS TRADING CONTACT
ANDY TAYLOR 212-834-3111	DAVID KUNG 212-528-7970
AVINASH SHARMA 212-272-6108	BRIAN LA BELLE 212-526-1809

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

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